United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

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AQUA METALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 15, 2019

SUPPLEMENT NO. 1 TO THE PROXY STATEMENT DATED MARCH 4, 2019

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 27, 2019

Explanatory Note

This Supplement No. 1 (“Supplement No. 1”) to the definitive proxy statement on Schedule 14A filed by Aqua Metals, Inc. (the “Company”) with the Securities and Exchange Commission on March 4, 2019 in connection with its 2019 Annual Meeting of Stockholders (the “Original Filing”) amends the Original Filing to revise the text concerning Proposal No. 3 (Authorize and Approve Our 2019 Stock Incentive Plan) on pages 15 through 20 of the Original Filing” to include information concerning the approximate number and character of eligible participants under the 2019 Stock Incentive Plan, a current market price for our common stock and the contingent grant of options to purchase our common stock under the 2019 Stock Incentive Plan pending stockholder approval of the Plan.

Except as specifically discussed in this Explanatory Note, this Supplement No. 1 does not otherwise modify or update any other disclosures presented in the Original Filing. In addition, this Supplement No. 1 does not reflect events occurring after the date of the Original Filing or modify or update disclosures that may have been affected by subsequent events.

Amendment to the Original Filing

Pages 15 through 20 of the Original Filing are amended and restated in its entirety as follows:

PROPOSAL NO. 3

AUTHORIZE AND APPROVE OUR 2019 STOCK INCENTIVE PLAN

Introduction

Rule 5635(c) of the Nasdaq Listing Rules requires stockholder approval for the establishment or material amendment of any equity compensation arrangement, with limited exceptions. We are seeking the approval of our stockholders in accordance with Rule 5635(c) of the Nasdaq Listing Rules for our 2019 Stock Incentive Plan (the “Plan”). Our Board has approved the Plan and recommends the approval of the Plan by our stockholders.

Our 2014 Stock Incentive Plan was originally adopted by our stockholders on September 24, 2014 and amended on May 1, 2015 and May 22, 2017 (the “Current Plan”). We are authorized to issue incentive awards pursuant to the Current Plan to acquire up to 2,113,637 shares of our common stock. However, as of February 28, 2019, we have only 64,348 shares of common stock under the Current Plan remaining for issuance. As a result, we have limited ability to grant new awards until a new equity incentive plan is approved.

Our Board believes that it is advisable to adopt the Plan in order to attract and compensate employees, officers and directors upon whose judgment, initiative and effort we depend. The issuance of common shares and stock options to eligible participants under the Plan is designed to align the interests of such participants with those of our stockholders.

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The Plan provides for the issuance of 4,500,000 shares of common stock, or approximately 10% of the 44,354,852 shares of common stock outstanding on February 28, 2019. The closing price per-share of the Company’s common stock on March 14, 2019 was $3.85. The major features of the Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached to this Proxy Statement as APPENDIX A.

As described in the Original Filing, under the section “Executive Officers and Compensation - Narrative Disclosure to Summary Compensation Table”, effective as of February 25, 2019, we amended the Employment Agreement of our Chief Executive Officer, Stephen Cotton, and in connection with such amendment we granted Mr. Cotton non-statutory stock options to purchase up to 1,260,000 shares of our common stock, with 420,000 options vesting on the one-year anniversary of the grant and exercisable at $3.08 per share, 420,000 options vesting on the two-year anniversary of the date of grant and exercisable at $3.68 per share and 420,000 options vesting on the three-year anniversary of the date of grant and exercisable at $4.18 per share. The options expire on February 29, 2024. The closing price per-share of the Company’s common stock on the date of grant was $3.08.

In addition, on March 12, 2019, we granted our Chief Financial Officer, Judd Merrill, non-statutory stock options to purchase up to 250,000 shares of our common stock, with 125,000 options vesting on the one-year anniversary of the grant and exercisable at $3.79 per share, 62,500 options vesting on the two-year anniversary of the date of grant and exercisable at $4.39 per share and 62,500 options vesting on the three-year anniversary of the date of grant and exercisable at $4.89 per share. The options expire on March 12, 2024. The closing price per-share of the Company’s common stock on the date of grant was $3.79.

The income tax consequences to the Company, Mr. Cotton and Mr. Merrill of the grant and exercise of the options are summarized below under “U.S. Income Tax Consequences - Non-Statutory Stock Options.” The option grants were approved by the Compensation Committee of our Board of Directors. The options were granted under, and are subject to the terms and conditions of, the 2019 Stock Incentive Plan, however, as required by the rules and guidelines of the Nasdaq Stock Market, the options may not be exercised until such time, if ever, as the 2019 Stock Incentive Plan is approved by the stockholders of the Company.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THE
APPROVAL OF OUR 2019 STOCK INCENTIVE PLAN

General

The Plan is intended to advance the interests of the company and our stockholders by enabling us to attract and retain qualified individuals through opportunities for equity participation, and to reward those individuals who contribute to the achievement of our economic objectives. The Plan allows us to award eligible recipients incentive awards, consisting of:

●	options to purchase shares of our common stock, which may be “incentive options” that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code;
●	“non-statutory stock options” that do not qualify as incentive options;
●	“restricted stock awards” which are shares of common stock that are subject to certain forfeiture and transferability restrictions;
●	“restricted stock units,” which are contractual obligations to issue shares of common stock to participants once vesting criteria are satisfied; and
●	“performance stock awards” which are shares of common stock or cash that may be subject to the future achievement of certain performance criteria or be free of any performance or vesting.

All of our employees and any subsidiary employees (including officers and directors who are also employees), as well as all of our non-employee directors and other consultants, advisors and other persons with whom we have a relationship will be eligible to receive incentive awards under the Plan. As of March 13, 2019, there were approximately 89 employees, five non-employee directors and an indeterminate number of consultants, advisors or other persons with whom we have a relationship eligible to participate in the Plan.

Shares that are issued under the Plan or that are subject to outstanding incentive awards reduce the number of shares remaining available under the Plan. Any shares subject to an incentive award that lapses, expires, is forfeited, terminates unexercised or unvested, or is settled or paid in cash or other consideration will automatically again become available for issuance under the Plan.

If the exercise price of any option or any associated tax withholding obligations are paid by a participant’s tender or attestation as to ownership of shares (as described below), or if tax withholding obligations are satisfied by the Company withholding shares otherwise issuable upon exercise of an option, only the net number of shares issued will reduce the number of shares remaining available under the Plan.

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In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar change in the corporate structure or shares of the Company, appropriate adjustment will be made to:

●	the number and kind of securities available for issuance under the Plan;
●	the limits on the numbers of shares that may be granted to a participant within any fiscal year or that may be granted as restricted stock awards under the Plan; and
●	in order to prevent dilution or enlargement of the rights of participants, the number, kind and, where applicable, the exercise price of securities subject to outstanding incentive awards.

Administration

The Plan will be administered by our Compensation Committee. We refer to the Compensation Committee administering the Plan as the “Committee.”

The Committee has the authority to determine all necessary or desirable provisions of incentive awards, including, the eligible recipients who will be granted one or more incentive awards under the Plan, the nature and extent of the incentive awards to be made to each participant, the time or times when incentive awards will be granted, the duration of each incentive award, and payment or vesting restrictions and other conditions. The Committee has the authority to amend or modify the terms of outstanding incentive awards (including any “repricing” of options) so long as the amended or modified terms are permitted under the Plan and any affected participant has consented to the amendment or modification.

The Plan became effective on February 12, 2019 and, unless terminated earlier, the Plan will terminate at midnight on February 12, 2029. Incentive awards outstanding at the time the Plan is terminated may continue to be exercised, or become free of restriction, according to their terms. The Board may suspend or terminate the Plan or any portion of the Plan at any time, and may amend the Plan from time to time to conform incentive awards to any change in applicable laws or regulations or in any other respect that the board may deem to be in our best interests. However, no amendments to the Plan will be effective without stockholder approval if it is required under Section 422 of the Internal Revenue Code or the Listing Rules of the Nasdaq.

Termination, suspension or amendment of the Plan will not adversely affect any outstanding incentive award without the consent of the affected participant, except for adjustments in the event of changes in capitalization or a “change in control,” discussed below.

In general, no right or interest in any incentive award may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or encumbrance. However, the Committee may permit a participant to transfer of all or a portion of a non-statutory stock option, other than for value, to certain family members or related family trusts, foundations or partnerships. Any permitted transferee of a non-statutory stock option will remain subject to all the terms and conditions of the incentive award applicable to the participant.

Options

The exercise price of an incentive stock option may not be less than 100% of the fair market value of a share of our common stock on the option grant date (or 110% if the participant beneficially owns more than 10% of our outstanding stock). Under the Plan, “fair market value” means the average of the reported high and low sale prices of a share of our common stock during the regular daily trading session on the Nasdaq Stock Market.

In general, the Plan requires a participant to pay an option’s exercise price in cash. The Committee may, however, allow exercise payments to be made, in whole or in part, by delivery of a broker exercise notice (pursuant to which a broker or dealer is irrevocably instructed to sell enough shares or loan the optionee enough money to pay the exercise price and to remit such sums to the company), by tender or attestation as to ownership of shares of common stock that have been held for the period of time necessary to avoid a charge to the Company’s earnings for financial reporting purposes and that are otherwise acceptable to the Committee, or by a combination of such methods. Any shares of common stock tendered or covered by an attestation will be valued at their fair market value on the exercise date.

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The aggregate fair market value of shares of common stock with respect to which incentive stock options may become exercisable by a participant for the first time during any calendar year (and under all “incentive stock option” plans of the company or any subsidiary) may not exceed $100,000. Any incentive stock options in excess of this amount will be treated as non-statutory stock options. Options may be exercised in whole or in installments, as determined by the Committee, and the Committee may impose conditions or restrictions to the exercisability of an option, including that the participant remain continuously employed by the Company or a subsidiary for a certain period. An option may not remain exercisable after 10 years from its date of grant (or five years from its date of grant if the participant beneficially owns more than 10% of our outstanding stock).

Restricted Stock Awards

A restricted stock award is an award of common stock vesting at such times and in such installments as may be determined by the Committee and, until it vests, that is subject to restrictions on transferability and the possibility of forfeiture. Restricted stock awards may be subject to any restrictions or vesting conditions that the Committee deems appropriate, including that the participant remain continuously employed by the Company or a subsidiary for a certain period.

Unless the Committee determines otherwise, any dividends (other than regular quarterly cash dividends) or distributions paid with respect to shares of common stock subject to the unvested portion of a restricted stock award will be subject to the same restrictions as the shares to which such dividends or distributions relate. Holders of restricted stock awards will have the same voting rights as holders of unrestricted common stock.

Restricted Stock Units

A restricted stock unit is an award that represents a promise to issue to the participant shares of common stock once certain criteria specified in the award are satisfied. The criteria may be that the participant remain employed until a specified date or dates or that various performance objectives are satisfied. No stock ownership rights are conferred upon the participant until the restricted stock unit awards are settled upon the satisfaction of the specified criteria.

Performance Awards

The Plan permits the grant of performance-based stock and cash awards. The Committee may structure awards so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period.

The Committee may establish performance goals by selecting from one or more performance criteria set forth in the Plan, including, but not limited to: earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholders’ equity; return on assets, investment, or capital employed; stock price margin (including gross margin); income (before or after taxes); operating income (before or after taxes); pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added; market share; cash flow (including cash flow per share); share price performance; debt reduction; strategic partnerships and transactions; stockholders’ equity; capital expenditures; operating profit or net operating profit; growth of net income or operating income; budget management; plant performance, contribution margin and other measures of performance selected by the Committee.

Change in Control of the Company

In the event a “change in control” of the Company occurs, then, if approved by the Committee (either at the time of the grant of the incentive award or at any time thereafter):

●	outstanding options that may become immediately exercisable in full and will remain exercisable in accordance with their terms,
●	outstanding restricted stock awards and restricted stock units may become immediately fully vested and non-forfeitable; and

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●	any conditions to the issuance of cash or shares of common stock pursuant to performance awards may lapse.

The Committee may also determine that some or all participants holding outstanding options will receive shares or a cash payment equal to the excess of the fair market value of the option shares immediately prior to the effective date of the change in control over the exercise price per share of the options (or, in the event that there is no excess, that such options will be terminated).

For purposes of the Plan a “change in control” of the Company generally occurs if:

●	all or substantially all of our assets are sold, leased, exchanged or transferred to any successor;
●	our stockholders approve any plan or proposal to liquidate or dissolve the Company;
●	a person previously unaffiliated with our Company, other than a bona fide underwriter in a securities offering, becomes the beneficial owner of 25% or more, but not 50% or more, of our outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction has been approved in advance by “continuity directors,” who are members of our Board at the time of the Annual Meeting or whose nomination for election meets certain approval requirements related to continuity with our current board;

●	we are a party to a merger or consolidation that results in our stockholders beneficially owning securities representing:
●	50% or more, but less than 80%, of the combined voting power ordinarily having the right to vote at elections of directors of the surviving corporation, unless such merger was approved by our continuity directors; or
●	less than 50% of the combined voting power ordinarily having the right to vote at elections of directors of the surviving corporation (regardless of any approval by the continuity directors); or
●	the continuity directors cease to constitute at least a majority of our Board.

Effect of Termination of Employment or Other Service

If a participant ceases to be employed by (or provide services to) the Company and all subsidiaries, all of the participant’s incentive awards will terminate as set forth below (unless modified by the Committee in its discretion as described below).

Upon termination due to death or disability, all outstanding options then held by the participant will, to the extent exercisable as of such termination, remain exercisable for a period of six (6) months after such termination (but in no event after the expiration date of any such option), and all restricted stock awards then held by the participant that have not vested as of such termination will be terminated and forfeited; and outstanding performance awards then held by the participant that have not vested as of such termination will be terminated and forfeited.

Upon termination for any reason other than death or disability (including retirement), all outstanding options will remain exercisable to the extent exercisable as of such termination for a period of three months thereafter (but in no event after the expiration date of any such option), all unvested restricted stock awards and performance awards will be terminated. However, if a participant’s termination is due to “cause” (as defined in the Plan) all rights of the participant under the Plan and any award agreements will immediately terminate without notice of any kind.

In connection with a participant’s termination, the Committee may cause the participant’s options to become or continue to become exercisable and restricted stock awards and performance awards to vest and/or continue to vest or become free of restrictions.

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U.S. Income Tax Consequences

The following description of the federal income tax consequences under the laws of the United States is based on current statutes, regulations and interpretations, all of which are subject to change, possibly with retroactive effect. The description does not include state or local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to an individual participant who receives an incentive award.

Incentive Stock Options. There will not be any federal income tax consequences to either the participant or the company as a result of the grant of an incentive option under the Incentive Plan.

A participant’s exercise of an incentive option also will not result in any federal income tax consequences to the company or the participant, except that (i) an amount equal to the excess of the fair market value of the shares acquired upon exercise of the incentive option, determined at the time of exercise, over the amount paid for the shares by the participant will be includable in the participant’s alternative minimum taxable income for purposes of the alternative minimum tax, and (ii) the participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (as discussed below). Special rules will apply if previously acquired shares of common stock are permitted to be tendered or attested to in payment of an option exercise price.

If a participant disposes of the shares acquired upon exercise of the incentive option, the federal income tax consequences will depend upon how long the participant held the shares. If the participant held the shares for at least two years after the date of grant and at least one year after the date of exercise (the “holding period requirements”), then the participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between (i) the amount the participant realized on disposition of the shares, and (ii) the option price at which the participant acquired the shares. The company is not entitled to any compensation expense deduction under these circumstances.

If the participant does not satisfy both of the above holding period requirements (a “disqualifying disposition”), then the participant will be required to report as ordinary income, in the year the participant disposes of the shares, the amount by which the lesser of (i) the fair market value of the shares at the time of exercise of the incentive option or (ii) the amount realized on the disposition of the shares, exceeds the option price for the shares. The company will be entitled to a compensation expense deduction in an amount equal to the ordinary income includable in the taxable income of the participant. This compensation income may be subject to withholding. The remainder of the gain recognized on the disposition, if any, or any loss recognized on the disposition, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

Non-Statutory Stock Options. Neither the participant nor the company incurs any federal income tax consequences as a result of the grant of a non-statutory option. Upon exercise of a non-statutory option, a participant will recognize ordinary income, subject to withholding, on the date of exercise in an amount equal to the difference between (i) the fair market value of the shares purchased, determined on the date of exercise, and (ii) the consideration paid for the shares. The participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of common stock are permitted to be tendered in payment of an option exercise price.

At the time of a subsequent sale or disposition of any shares of common stock obtained upon exercise of a non-statutory option, any gain or loss will be a capital gain or loss. The capital gain or loss will be long-term or short-term capital gain or loss, depending on the holding period.

In general, the company will be entitled to a compensation expense deduction in connection with the exercise of a non-statutory option for any amounts includable in the taxable income of the participant as ordinary income, provided the company complies with any applicable withholding requirements.

Restricted Stock Awards. With respect to shares issued pursuant to a restricted stock award that are subject to a substantial risk of forfeiture, a participant may file an election under Section 83(b) of the Code within 30 days after the shares are transferred to include as ordinary income in the year of transfer an amount equal to the fair market value of the shares received on the date of transfer (determined as if the shares were not subject to any risk of forfeiture). The company will receive a corresponding tax deduction, provided that proper withholding is made. If a Section 83(b) election is made, the participant will not recognize any additional income when the restrictions on the shares issued in connection with the stock award lapse. At the time any such shares are sold or disposed of, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date of receipt of the restricted stock award.

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A participant who does not make a Section 83(b) election within 30 days of the transfer of a restricted stock award that is subject to a substantial risk of forfeiture will recognize ordinary income at the time of the lapse of the restrictions in an amount equal to the then fair market value of the shares, less any amount paid for the shares. The company will receive a corresponding tax deduction, provided that proper withholding is made. At the time of a subsequent sale or disposition of any shares of common stock issued in connection with a restricted stock award as to which the restrictions have lapsed, any gain or loss will be treated as long- term or short-term capital gain or loss, depending on the holding period from the date the restrictions lapse.

Restricted Stock Units. At the time of settlement of a restricted stock unit award, when shares of common stock are transferred to the participant, the participant will recognize ordinary taxable income equal to the fair market value of the shares on the date of transfer. The company will be entitled to a compensation expense deduction in the year of transfer of the shares in an amount equal to the amount recognized by the participant as taxable income.

Performance Awards. The participant recognizes ordinary taxable income in the year in which a performance award is paid. The amount of taxable income is equal to the amount of cash paid to the participant or the fair market value of any shares of common stock transferred to the participant. The company will be entitled to a compensation expense deduction in the year of transfer of the shares in an amount equal to the amount recognized by the participant as taxable income.

Excise Tax on Parachute Payments. The Code imposes a 20% excise tax on the recipient of “excess parachute payments,” as defined in the code, and denies tax deductibility to the company on excess parachute payments. Generally, parachute payments are payments in the nature of compensation to employees of a company who are officers, stockholders, or highly-compensated individuals, which payments are contingent upon a change in ownership or effective control of the company, or in the ownership of a substantial portion of the assets of the company. For example, acceleration of the exercisability of options or the vesting of restricted stock awards upon a change in control of the company may constitute parachute payments, and in certain cases, “excess parachute payments.” Excess parachute payments are generally parachute payments equal to or exceeding the recipient’s average compensation from the company over the preceding five years.

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